Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

UPLAND SOFTWARE, INC.

Upland Software, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is Upland Software, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 7, 2010 under the name Silverback Acquisition Corporation. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 27, 2010. An amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 19, 2011. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 8, 2011. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 23, 2012. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 13, 2012. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 3, 2012. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 11, 2013. An amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 6, 2013. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 6, 2013. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 13, 2013. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 5, 2013. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 20, 2013. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 27, 2014 (the “Restated Certificate”).

B. This Certificate of Amendment of the Amended and Restated Certificate of Incorporation was duly adopted by the corporation’s directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law.

C. Article IV of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

“The total number of shares of stock that the corporation shall have authority to issue is twenty-three million two hundred ninety thousand three hundred forty (23,290,340), consisting of thirteen million nine hundred eighty-nine thousand nine hundred ninety-eight (13,989,998) shares of Common Stock, $0.0001 par value per share, and nine million three hundred thousand three hundred forty-two (9,300,342) shares of Preferred Stock, $0.0001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of two million nine hundred ninety thousand seven hundred three (2,990,703) shares. The second Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of one million seven hundred sixty-seven thousand nine hundred twelve (1,767,912) shares. The third Series of Preferred Stock shall be designated “Series B-1 Preferred Stock” and shall consist of nine hundred eighty-three thousand seven hundred sixty-seven (983,767) shares. The fourth Series of Preferred Stock shall be designated “Series B-2 Preferred Stock” and shall consist of one million six hundred thirty-nine thousand six hundred thirteen (1,639,613) shares. The fifth Series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of one million nine hundred eighteen thousand three hundred forty-seven (1,918,347) shares.

Reverse Split. Immediately upon the filing of this Certificate of Amendment, each 6.099 outstanding shares of Common Stock, each 6.099 outstanding shares of Series A Preferred Stock, each 6.099 outstanding shares of Series B Preferred Stock, each 6.099 outstanding shares of Series B-1 Preferred Stock, each 6.099 outstanding shares of Series B-2 Preferred Stock and each 6.099 outstanding shares of Series C Preferred Stock will be exchanged and combined, automatically and without further action, into one share of Common Stock, one share of Series A Preferred Stock, one share of Series B Preferred Stock, one share of Series B-1 Preferred Stock, one share of Series B-2 Preferred Stock and one share of Series C Preferred Stock, respectively (the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock or Preferred Stock of the Corporation. The Reverse Stock Split shall be effected on a certificate-by-certificate basis, rounded down to the nearest whole number, and no fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors of the Corporation.”

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IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of October 24, 2014.

UPLAND SOFTWARE, INC.

By:	/s/ John T. McDonald
John T. McDonald, Chief Executive Officer

SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT